EXHIBIT 11a


                              AMERITECH CORPORATION
                    COMPUTATION OF PRIMARY EARNINGS PER SHARE


                                           Three Months Ended
                                                   March 31
                                             -------------
                                          1997              1996
                                          ----              ----
Net income                           $536,138,000      $478,345,000
                                     ============      ============


Weighted average number of
shares outstanding                    550,526,956       554,751,737

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                           2,567,760         3,034,266
                                     ------------      ------------

Weighted average shares outstanding
on which primary earnings per share
are based                             553,094,716       557,786,003
                                     ============      ============
Primary earnings per share                  $0.97             $0.86
                                     ============      ============


This calculation is submitted in accordance with Regulation S-K,Item 601(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent.


Amounts for the prior year have been restated to reflect inclusion of the windfall tax benefit when applying the treasury stock method to determine the dilutive effect of outstanding options.